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                                                                   EXHIBIT 10.49



                                  February 19, 1999

William Ramage, D. Phil.
P.O. Box 676042
Rancho Santa Fe, California   92067-6042

               Re:    TERMS OF SEPARATION FROM MBI

Dear Doctor Ramage:

       In accordance with our recent discussions, this letter agreement ("Agreement") will set forth the terms of our agreement regarding your departure from MBI.

       1. SEPARATION DATE. Your separation shall be effective as of the end of the day November 23, 1998 ("Separation Date").

       2. EFFECTIVE DATE. This Agreement shall become effective on the eighth day following your execution of this Agreement, unless you have revoked acceptance during the seven days prior thereto ("Effective Date"). (See Paragraph 11(b) and (d).) Regardless of the exact day this takes place, this Agreement shall be deemed to have been in effect retroactive to November 24, 1998.

       3. SEPARATION PAYMENTS. MBI shall pay you the equivalent of nine months' salary at your salary rate in effect as of the Separation Date. The payments shall take place as follows:

       (a) On the Effective Date, MBI shall pay you a lump sum equivalent to five months' salary, minus the total salary payments you have received from MBI since the Separation Date or the gross amount of $43,750, less applicable witholdings.

       (b) The remaining four months' salary shall be paid in accordance with MBI's regular payroll periods, commencing with the next payroll period following the effective date.

Taxes and other appropriate payroll deductions will be withheld, although 401(k) deductions shall no longer be made.

       4.  OTHER BENEFITS.

       (a) MBI shall pay the COBRA premiums for eligible health, dental and vision insurance coverage in effect as of the Separation Date for you and covered dependents for nine months from the Separation Date (i.e., through

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Dr. William Ramage
February 19, 1999
Page 2


               August 31, 1999). In the event you become eligible for benefits under another plan(s) prior to the expiration of this period, MBI shall no longer be obligated to pay such benefit premiums. You are required to notify MBI and are expected to enroll in the new group plan at the first eligible opportunity unless you choose, at your sole expense, to continue COBRA benefits through MBI. If you fail to notify MBI of your eligibility for alternative benefits, MBI shall have the right to discontinue payment of COBRA premiums upon thirty (30) days notice. In no event shall a cash payment be made to eligible employees in lieu of the payment of COBRA premiums.

               Following the nine-month period you are eligible for COBRA coverage at MBI's expense, you may elect to continue COBRA coverage, at your own expense, for up to an additional nine months. If you wish to exercise this option, please contact Human Resources.

               As you have previously contributed to two months COBRA coverage (January and February 1999), you will be reimbursed for this expense ($1,969.00) on the Effective Date of the Agreement.

        (b) You were provided with the information needed to request the option of converting the group life insurance and/or accidental death and dismemberment insurance coverage to an individual policy at your expense. You will work directly with MBI's insurance company (CIGNA) should you elect this option. This option must have been exercised within thirty-one days from the last day of the month of Separation (November 30, 1998).

       (c) You were provided with the information needed to request the option of converting the Long-Term Disability (LTD) insurance coverage to an individual policy. You will work directly with MBI's insurance company (UNUM) should you elect this option. This option must have been exercised within thirty-one days of the Separation Date.

       (d) If the balance in your 401(k) plan account is greater than $3,500, you may elect either to remain in the plan with no further deposits or to have the account balance distributed as you direct in accordance with applicable regulations. If it is less than $3,500, then the account balance will be distributed as you direct in accordance with applicable regulations. If you elect distribution of your account balance, you will work with CIGNA to accomplish this. Information on how to initiate your desired option will be provided by Human Resources.

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Dr. William Ramage
February 19, 1999
Page 3


       (e) If you are a participant in MBI's Flexible Spending Accounts for calendar year 1998, you will need to submit requests for reimbursement for charges incurred through the Separation Date by February 28, 1999. Any such request should be made directly to UNUM.

       (f) You have been paid for any earned and unused vacation time through the Separation Date.

You may contact MBI Human Resources with any questions or for procedural assistance on these items.

       5. STOCK OPTIONS. You have been granted MBI stock options as described in the attached schedule. As of the Effective Date, MBI will accelerate the vesting of all unvested options. MBI will also extend the period of exercisability of those options to the latest date available under our plans (that is, the lapse dates in the charts, which are already at the maximum, will not be reduced on account of your ceasing to be an employee.) If you wish, you may use the services of MBI's Finance Department to assist you in exercising your options and selling your shares. You acknowledge that taxes and commissions will be withheld from any profit you make on the sale of stock following exercise and sale.

       6. CONTINUED REPORTING RESPONSIBILITIES. From the Separation Date through May 24, 1999, you will be under the constraints imposed by MBI and the U.S. securities laws on MBI vice presidents regarding the exercise of options and the purchase and sale of MBI shares. During the Reporting Period, you shall notify us of your intentions in this regard (including options exercises) and shall execute such forms, if any, as MBI and the U.S. securities laws require. During the Reporting Period, you will be notified monthly, along with other MBI Section 16(b) reporting persons, as to the current trading status of MBI stock (i.e., "green," "yellow," or "red light"). At no time -- presently or at any future time, during or after the Reporting Period, may you trade on MBI material inside information.

       7.  COOPERATION; NO RAIDING; NON-DISPARAGEMENT.

       (a) You shall reasonably cooperate with MBI in any and all governmental and/or third party proceedings including but not limited to lawsuits and other disputes. MBI shall pay you a reasonable consulting fee to be mutually agreed upon and pay your other reasonable expenses in connection therewith (except that MBI may not and shall not pay for the content of sworn testimony). You shall keep MBI advised of contacts by governmental agencies and third parties, and shall reasonably cooperate with MBI in handling any response. At your request, MBI shall provide counsel to you, if the parties deem counsel necessary or desirable, in any such proceeding. You shall not voluntarily cooperate with, testify for, or

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Dr. William Ramage
February 19, 1999
Page 4


               otherwise assist parties adverse to MBI in a dispute with MBI, although you may respond to compulsory process (i.e., a valid subpoena).

       (b) For a period of one (1) year following the Separation Date, you shall not contact persons employed by MBI to recruit them for your business or any business by which you are employed or with which you are affiliated, or otherwise encourage them to leave MBI, without MBI's prior consent.

       (c) You shall not materially disparage MBI, and MBI shall not materially disparage you, to any third parties.

       8. CONTACTS BY POTENTIAL EMPLOYERS. Potential employers contacting MBI will be told your title; your dates of employment; and your final salary. They will be told that your separation from MBI took place pursuant to a negotiated agreement.

       9. CONFIDENTIALITY. You will not remove any MBI information, documents, or other property from MBI's premises. You will return any MBI information or property currently in your possession or control off MBI's premises. You represent that following the return of such property, if any, you have no MBI property or information in your possession. In addition:

       (a) You acknowledge that in the course of your employment with MBI you have had access to and familiarity with information of substantial value to MBI which is not old or generally known to the public and which gives MBI an advantage over its competitors who do not know or use it including but not limited to strategies, business plans, research, formulas and techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information and financial information, relating to the business, products, and practices of MBI ("Confidential Information"). You agree at all times following the Separation Date to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of MBI. You further agree at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to MBI and to take all reasonably necessary precautions to prevent such Confidential Information from being disseminated to any third parties.

               Confidential information does not include information that (i) becomes generally available to the public other than as a result of a disclosure by you, (ii) was available to you on a nonconfidential basis prior to its disclosure to you by MBI, or
               (iii) becomes available to you on a nonconfidential basis from a source other

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Dr. William Ramage
February 19, 1999
Page 5


               than MBI, provided that source is not known by you (after due inquiry) to be bound by a confidentiality agreement with MBI.

       (b) You acknowledge that a breach of the terms of this paragraph would threaten MBI with immediate and irreparable harm not readily compensable in money damages, and that MBI would be entitled to injunctive and declaratory relief to stop or prevent any such breach.

Nothing in this paragraph shall be construed to prevent you from using or disclosing your general knowledge of the imaging industry (as opposed to MBI-specific information) acquired any time prior to or during the course of your employment.

       10.  RELEASE.

       (a) GENERAL RELEASE. In consideration for the payments, promises, and other consideration described in this Agreement, each party hereby unconditionally, irrevocably, and absolutely releases and discharges the others (and in MBI's case, its employees, officers, directors, agents, stockholders, independents contractors, attorneys, consultants, predecessors, successors and assigns) from any and all claims related in any way to any acts, transactions, or occurrences between the parties to date, including but not limited to all losses, liabilities, claims, charges, demands, and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with your employment with or separation from MBI. This includes but is not limited to any claim of employment discrimination arising under federal, state or local law, including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the California Fair Employment and Housing Act, any other statutory cause of action, and any tort or contract claims.

The above release does not extend to any claims by either party for breach of this Agreement.

       (b) WAIVER OF ADDITIONAL CLAIMS. Section 1542 of the Civil Code of the State of California provides:

                      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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Dr. William Ramage
February 19, 1999
Page 6


               Regardless of whether this section is applicable to the present release, each party waives and relinquishes any right or benefit which it may have under this section or any other provision of the statutory or nonstatutory law or any other jurisdiction to the full extent that such party may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it, its attorneys, or its agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist, but that it is their respective intention hereby fully, finally, and forever to release all claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, or have existed between the parties, their employees, agents, assigns and other privies.

       11.  ACKNOWLEDGMENTS.  You further acknowledge and agree as follows:

       (a) You acknowledge that but for the entry by you and MBI into this Agreement, you are not entitled to the additional payments and other consideration provided for in these agreements (with the exception of federal rights such as COBRA).

       (b) You acknowledge that you have been given twenty-one days to consider the terms of this Agreement. In addition, both parties acknowledge that you may revoke your acceptance of this Agreement within seven days following your signature (which may occur during the twenty-one-day period), and that at your option you may elect not to use the full twenty-one-day period.

       (c) You acknowledge that you have been advised in writing to consult with an attorney and an accountant or tax advisor before entering into this agreement. You acknowledge either that you have done so and received counseling to your satisfaction, or that you have declined to do so and voluntarily executed this Agreement without fraud or undue influence.

       (d) This Agreement shall not become effective or enforceable until seven days after you sign it. In other words, you may revoke your acceptance of this Agreement within seven days after you sign it. Your revocation must be in writing and received by MBI within the seven day period in order to be effective. If you do not revoke acceptance within the seven day period, your acceptance of this Agreement shall become binding and enforceable.

       12. CONSEQUENCES OF BREACH. If you breach this Agreement, MBI may terminate it, cease providing payments and benefits hereunder, and recover all payments and benefits already paid, in addition to any other remedies it may have. If MBI breaches this Agreement, you may

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Dr. William Ramage
February 19, 1999
Page 7


terminate it and cease to be bound by any of its provisions, in addition to any other remedies you may have under applicable law.

       13. OTHER MATTERS. You may receive materials prepared by Human Resources describing various rights and duties, including optional benefits, which will come into effect following your termination. You will also receive instruments as are customarily submitted to separated employees. You will reasonably cooperate in these separation meetings and execute or complete such instruments.

       14. NO ASSIGNMENT. You shall not assign this Agreement or any of the rights, interests and benefits hereunder. However, you may provide for the assignment, gift, bequest, or transfer of such benefits under this Agreement to your survivor(s), or to a trust for their benefit, on your death or in the event you suffer a major disability.

       15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to this subject matter.

       16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, executors, administrators, and successors.

       17. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of California.

       18. AMENDMENT. No change or modification of this Agreement shall be valid unless the same is in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

       19. SEVERABILITY. If any portion or portions of this Agreement shall be deemed invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable, and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties.

       20. HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of its provisions.

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Dr. William Ramage
February 19, 1999
Page 8


       21. NON-WAIVER. The waiver by either of the parties hereto of any breach of any prevision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

       22. INDEMNIFICATION. With respect to any claim against you arising out of your ordinary and reasonable performance of your duties on behalf of MBI prior to the Separation Date, you shall have indemnification rights under MBI's certificate of incorporation and bylaws equivalent to those of an MBI officer.

       23. ATTORNEYS' FEES. If either party commences or is made a party to any litigation, arbitration, mediation or other judicial or administrative proceeding to enforce, interpret or obtain a declaration of rights under this Agreement for any claims arising prior to August 31, 1999, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable attorneys' fees, costs, and expenses incurred in connection with such proceeding or any appeal or enforcement of any judgement entered in any such proceeding. Any judgement or order entered in any proceeding shall contain a specific provision providing for the recovery of reasonable attorneys' fees and costs incurred in enforcing such judgement or order.

                                 *     *     *

       If you are in agreement with these terms, please execute the duplicate originals of this Agreement and return them to Laura Gross in Human Resources.

       Thank you.

                                       Sincerely,



                                       Bobba Venkatadri
                                       President and Chief Executive
                                         Officer



AGREED:

----------------------------------
  William Ramage, D. Phil.

Date:
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